Exhibit 99.1
AUDIT COMMITTEE
Agenda Item 6.(a)
Assisted Living Concepts, Inc. Announces Continued Private Pay Strategy Successes;
Completes Re-Financing
MENOMONEE FALLS, WISCONSIN
Highlights:
•	Increased Adjusted EBITDAR as a percent of revenues to record levels of 35.7%, up from 34.1% and 34.5% in the fourth quarter of 2009 and the third quarter of 2010, respectively
•	Increased average private pay occupancy by 45 and 3 units over the fourth quarter of 2009 and the third quarter of 2010, respectively
•	Increased average private pay occupancy for the 2010 year by 90 units over 2009
•	Refinanced $120 million revolving credit facility scheduled to expire in November 2011 with a five-year $125 million revolving credit facility expiring in February 2016
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $5.4 million ($0.46 per diluted common share) in the fourth quarter of 2010 as compared to net income of $4.3 million ($0.37 per diluted common share) in the fourth quarter of 2009.
“During the fourth and early part of the first quarter, we completed our acquisition of nine previously leased residences and refinanced our line of credit. Appraised values of the units securing the new line of credit were in excess of $130,000 per unit ” commented Laurie Bebo, President and Chief Executive Officer. “Operating results continue to demonstrate the tremendous potential of our private pay strategy as Adjusted EBITDAR dollars and Adjusted EBITDAR margins reached record levels.”
For the year ended December 31, 2010, ALC reported net income of $16.5 million. During the second quarter of 2010, ALC recorded the following “One-Time Charges”: an impairment charge relating to a non-cash write-down of certain equity investments ($1.3 million net of income tax benefits); expenses associated with the realignment of our divisions ($0.3 million net of income tax benefits); and a write-off of expenses incurred with an expansion project that the company decided not to complete ($0.1 million net of income tax benefits). In the fourth quarter of 2010, ALC recorded transaction fees associated with the purchase of nine previously leased properties ($0.1 million net of income tax benefits). Excluding these One-Time Charges and the transaction fees, net income for the year ended December 31, 2010 would have been $18.2 million compared to net income from continuing operations and a net loss of $0.8 million and $0.2 million, respectively, in the year ended December 31, 2009. Excluding an impairment charge related to the non-cash, non-recurring write-off of all goodwill ($14.7 million net of income tax benefits) recorded in the first quarter of 2009 and the non-cash non- recurring write-off resulting from a decision not to exercise a purchase option on four leased properties recorded in the fourth quarter of 2009 ($0.9 million net of income tax benefits, of which $0.1 million net of tax benefits was attributable to continuing operations), net income from continuing operations and net income for the year ended December 31, 2009, would have been $15.6 million and $15.4 million, respectively.
Diluted earnings per common share for the fourth quarter and the year ended December 31, 2010 and 2009 were:

	Quarter ended			Year ended
	December 31,			December 31,
	2010		2009	2010		2009
Diluted earnings per common share from continuing operations	$0.46		$0.37	$1.41		$0.07
Diluted earnings (loss) per common share	$0.46		$0.37	$1.41		$(0.01)
Pro forma diluted earnings per common share from continuing operations excluding non-recurring charges	$0.47	(2)	$0.37	$1.56	(2)	$1.33	(1)(3)

(1)	Excludes non-cash non-recurring write-off of property impairment, net of income tax benefits.

(2)	Excludes One-Time Charges and transaction costs, net of income tax benefits.

(3)	Excludes non-cash non-recurring write-off of goodwill net of income tax benefits.

Certain non-GAAP financial measures are used in the discussions in this release in assessing the performance of the business. See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR, reconciliations of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR, calculations of Adjusted EBITDA and Adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.
As of December 31, 2010, ALC operated 211 senior living residences comprising 9,305 units.
The following discussions exclude the impact of discontinued operations.
Quarters ended December 31, 2010, December 31, 2009, September 30, 2010
Revenues of $58.4 million in the fourth quarter ended December 31, 2010 increased $0.7 million or 1.2% from $57.7 million in the fourth quarter of 2009 and declined by $0.1 million or 0.2% from the third quarter of 2010.
Adjusted EBITDAR for the fourth quarter of 2010 was $20.9 million or 35.7% of revenues and
•	increased $1.2 million or 6.1% from $19.7 million and 34.1% of revenues in the fourth quarter of 2009; and
•	increased $0.7 million or 3.4% from $20.2 million and 34.5% of revenues in the third quarter of 2010.
Adjusted EBITDA for the fourth quarter of 2010 was $16.4 million or 28.0% of revenues and
•	increased $1.8 million or 12.2% from $14.6 million and 25.3% of revenues in the fourth quarter of 2009; and
•	increased $1.4 million or 9.0% from $15.0 million and 25.7% of revenues in the third quarter of 2010.
Fourth quarter 2010 compared to fourth quarter 2009
Revenues in the fourth quarter of 2010 increased from the fourth quarter of 2009 primarily due to higher average daily revenue as a result of rate increases ($1.5 million) and an increase in private pay occupancy ($0.5 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($1.3 million). Average private pay rates increased in the fourth quarter of 2010 by 2.7% over average private pay rates for the fourth quarter of 2009. Average overall rates, including the impact of improved payer mix, increased in the fourth quarter of 2010 by 3.9% over comparable rates for the fourth quarter of 2009. The average number of units occupied by Medicaid residents declined by 192 units.
Adjusted EBITDAR increased in the fourth quarter of 2010 primarily due to an increase in revenues discussed above ($0.7 million), a decrease in general and administrative expenses ($0.3 million) (this excludes non-cash equity-based compensation) and a decrease in residence operations expenses ($0.2 million) (this excludes gains and losses on the disposals of fixed assets). Adjusted EBITDA increased in the fourth quarter of 2010 due to the same reasons as Adjusted EBITDAR and from a decrease in residence lease expense ($0.6 million). General and administrative expense declined primarily from a decrease in professional fees. Residence operations expense declined primarily from lower labor costs associated with the reduction of Medicaid residents. Residence lease expense decreased as a result of the November 1, 2010, purchase of nine previously leased properties.
Fourth quarter 2010 compared to the third quarter 2010
Revenues in the fourth quarter of 2010 declined by $0.1 million from the third quarter of 2010. This was due to the planned reduction in the number of occupied Medicaid units slightly outpacing gains in private pay occupancy.
Adjusted EBITDAR increased in the fourth quarter of 2010 primarily from a decrease in residence operations expenses ($0.6 million) (this excludes gains and losses on the disposals of fixed assets) and a decrease in general and administrative expenses ($0.2 million) (this excludes non-cash equity-based compensation and transaction fees), partially offset by the decline in overall revenues ($0.1 million). Adjusted EBITDA increased in the fourth quarter of 2010 for the same reasons as Adjusted EBITDAR and from a decrease in residence lease expense ($0.7 million). Residence operations expenses decreased primarily from decreases in utility expenses resulting from normal seasonal fluctuations. Residence lease expense decreased primarily as a result of the November 1, 2010, purchase of nine previously leased properties.

Years ended December 31, 2010 and December 31, 2009
Revenues of $233.1 million in the year ended December 31, 2010 increased $4.4 million or 1.9% from $228.7 million in the year ended December 31, 2009.
Adjusted EBITDAR for the year ended December 31, 2010 was $79.4 million, or 34.0% of revenues and
•	increased $5.7 million or 7.8% from $73.6 million and 32.2% of revenues in the 2009 year.
Adjusted EBITDA for the year ended December 31, 2010 was $59.5 million, or 25.5% of revenues and
•	increased $5.9 million or 11.2% from $53.6 million and 23.4% of revenues in the 2009 year.
Year ended December 31, 2010 compared to year ended December 31, 2009
Revenues in the year ended December 31, 2010 increased from the year ended December 31, 2009 primarily due to higher average daily revenue from rate increases ($7.5 million) and an increase in private pay occupancy ($3.7 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($6.8 million). The average number of units occupied by private pay residents increased by 90 units, while the average number of units occupied by Medicaid residents declined by 257 units. Average private pay rates increased in the year ended December 31, 2010 by 3.4% over average private pay rates for the year ended December 31, 2009. Average overall rates, including the impact of improved payer mix, increased in the year ended December 31, 2010 by 5.0% over the comparable rates for the year ended December 31, 2009.
Adjusted EBITDAR increased in the year ended December 31, 2010 primarily from the increase in revenues discussed above ($4.4 million), and a decrease in residence operations expenses ($2.4 million) (this excludes the loss on disposal of fixed assets), partially offset by an increase in general and administrative expenses ($1.1 million) (this excludes non-cash equity based compensation and transaction fees). Adjusted EBITDA increased in the year ended December 31, 2010 for the same reasons as Adjusted EBITDAR and from a decrease in residence lease expense ($0.2 million). Residence operations expenses decreased primarily from lower labor expenses. Staffing needs in the year ended December 31, 2010 as compared to the year ended December 31, 2009 decreased primarily because of a reduction in the number of units occupied by Medicaid residents who tend to have higher care needs than private pay residents. In addition, general economic conditions enabled us to hire new employees at lower wage rates. General and administrative expenses increased primarily from upfront costs associated with transitioning payroll and benefits from a third party vendor to in-house, expenses associated with an all-company conference held in the second quarter of 2010, and expenses associated with the second quarter realignment of our divisions.
Liquidity
On February 18, 2011, ALC entered into a five year, $125 million revolving credit facility with U.S. Bank National Association as administrative agent and certain other lenders (the “U.S. Bank Credit Facility”). ALC and three of ALC’s subsidiaries that own 31 residences consisting of approximately 1,313 units have granted first priority security interests of each of the three subsidiaries including a perfected first priority mortgage on certain real properties. The appraised average per unit value was in excess of $130,000. Interest rates applicable to funds borrowed under the facility are based, at ALC’s option, on either a base rate (essentially equal to the prime rate) or a Eurodollar rate (essentially equal to LIBOR) plus a margin that varies according to a pricing grid based on a consolidated leverage test. The initial margin on base rate and Eurodollar rate loans are 1.75% and 2.75%, respectively.

The U.S. Bank Facility replaced a $120 million credit facility with General Electric Capital Corporation and other lenders (The “GE Facility”) which was scheduled to expire on November 11, 2011. The GE Facility was secured by certain ALC subsidiaries that owned 64 residences and by a lien against substantially all of the assets of ALC. The GE Facility bore interest at a rate of LIBOR plus 1.50%.
Share Repurchase Program
In 2010, ALC repurchased 92,485 shares of its Class A Common Stock at a cost of $2.8 million and an average price of $30.27 per share (excluding fees). Through March 3, 2011 ALC repurchased an additional 19,600 shares of its Class A Common Stock at a cost of $0.6 million and an average price of $31.50 per share (excluding fees). At March 3, 2011, $13.5 million remained under a previously authorized plan to purchase ALC Class A common stock. Since becoming a separately traded public company on November 11, 2006 ALC has repurchased 2,460,937 shares of its Class A Common Stock at a cost of $76.4 million and an average price of $31.03 per share (excluding fees).
Acquisition
On November 1, 2010 ALC completed its previously announced acquisition of nine senior living residences. The nine residences were previously leased and operated by ALC. The purchase price was $27.5 million in cash plus certain transaction costs. As part of the consideration, ALC reclassified $0.5 million of unamortized leasehold improvements to property and equipment. The nine residences, two of which are located in New Jersey and seven in Texas, contain a total of 365 units.
Investor Call
ALC has scheduled a conference call later this morning, Friday, March 4, 2011 at 10:00 a.m. (ET) to discuss its financial results for the fourth quarter. The toll-free number for the live call is (800) 230-1059 or international (612) 234-9960. A taped rebroadcast of the conference call will be available approximately three hours following the live call until midnight on April 4, 2011, by dialing toll free (800) 475-6701 or international (320) 365-3844 and using access code 191235.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,305 units in 20 states. ALC’s senior living residences typically consist of 40 to 60 units and offer a supportive, home-like setting. Residents may receive assistance with the activities of daily living either directly from ALC employees or through our wholly owned home health subsidiaries. ALC employs approximately 4,100 people.

Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “project,” “point toward,” “intend,” “will,” ”indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Operations
(In thousands, except earnings per share)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$58,435	$57,737	$233,128	$228,723
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	34,270	34,555	139,689	142,048
General and administrative	3,386	3,594	15,080	13,515
Residence lease expense	4,491	5,068	19,846	20,044
Depreciation and amortization	5,693	5,630	22,806	21,219
Impairment of long-lived asset	—	—	—	148
Goodwill impairment	—	—	—	16,315

Total operating expenses	47,840	48,847	197,421	213,289

Income from operations	10,595	8,890	35,707	15,434
Other income (expense):
Other-than-temporary investments impairment	—	—	(2,026)	—
Other	23	—	23	—
Interest income	1	28	11	54
Interest expense	(2,102)	(1,892)	(7,782)	(7,343)

Income from continuing operations before income taxes	8,517	7,026	25,933	8,145
Income tax expense	(3,109)	(2,722)	(9,449)	(7,343)

Net income from continuing operations	5,408	4,304	16,484	802
Loss from discontinued operations, net of tax	—	23	—	(957)

Net income (loss)	$5,408	$4,327	$16,484	$(155)
Weighted average common shares:
Basic	11,500	11,606	11,540	11,755
Diluted	11,664	11,762	11,706	11,755
Per share data:
Basic earnings per common share
Earnings from continuing operations	$0.47	$0.37	$1.43	$0.07
Loss from discontinued operations	—	—	—	(0.08)

Net income (loss)	$0.47	$0.37	$1.43	$(0.01)

Diluted earnings per common share
Earnings from continuing operations	$0.46	$0.37	$1.41	$0.07
Loss from discontinued operations	—	—	—	(0.08)

Net income (loss)	$0.46	$0.37	$1.41	$(0.01)

Adjusted EBITDA (1)	$16,388	$14,606	$59,524	$53,576
Adjusted EBITDAR (1)	$20,879	$19,674	$79,370	$73,620

(1)	See attached tables for definitions of Adjusted EBITDA and Adjusted EBITDAR and reconciliations of net income to Adjusted EBITDA and Adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$13,364	$4,360
Investments	4,599	3,427
Accounts receivable, less allowances of $1,414 and $738, respectively	3,201	2,668
Prepaid expenses, supplies and other receivables	3,020	3,537
Deposits in escrow	2,371	1,993
Income tax receivable	356	723
Deferred income taxes	5,108	4,636
Current assets of discontinued operations	168	36

Total current assets	32,187	21,380
Property and equipment, net	437,303	415,454
Intangible assets, net	10,193	11,812
Restricted cash	3,448	4,389
Other assets	1,973	1,935
Non-current assets of discontinued operations	—	399

Total Assets	$485,104	$455,369

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,154	$8,005
Accrued liabilities	20,173	19,228
Deferred revenue	4,784	6,368
Current maturities of long-term debt	2,449	1,823
Current portion of self-insured liabilities	500	500
Current liabilities of discontinued operations	—	34

Total current liabilities	34,060	35,958
Accrual for self-insured liabilities	1,597	1,416
Long-term debt	129,661	119,914
Deferred income taxes	20,503	13,257
Other long-term liabilities	10,024	11,853
Commitments and contingencies

Total Liabilities	$195,845	$182,398

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, no shares issued and outstanding, respectively	—	—
Class A Common Stock, $0.01 par value, 80,000,000 authorized at December 31, 2010 and December 31, 2009; 12,408,369 and 12,397,525 shares issued and 9,967,033 and 10,048,674 shares outstanding, respectively	124	124
Class B Common Stock, $0.01 par value, 15,000,000 authorized at December 31, 2010 and December 31, 2009; 1,520,310 and 1,528,650 issued and outstanding, respectively	15	15
Additional paid-in capital	315,292	314,602
Accumulated other comprehensive loss	(95)	(2,012)
Retained earnings	49,970	33,486
Treasury stock at cost, 2,441,336 and 2,348,851 shares, respectively	(76,047)	(73,244)

Total Stockholders’ Equity	289,259	272,971

Total Liabilities and Stockholders’ Equity	$485,104	$455,369

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2010	2009
OPERATING ACTIVITIES:
Net income (loss)	$16,484	$(155)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,807	21,518
Other-than-temporary investments impairment	2,026	—
Goodwill impairment	—	16,315
Loss due to property and equipment impairment	—	1,369
Amortization of purchase accounting adjustments for leases	(645)	(395)
Provision for bad debts	676	49
Provision for self-insured liabilities	639	1,080
Loss on sale or disposal of fixed assets	401	82
Equity-based compensation expense	659	406
Deferred income taxes	5,599	1,477
Gains on investments	(78)	—
Changes in assets and liabilities:
Accounts receivable	(1,209)	(38)
Prepaid expenses, supplies and other receivables	517	(180)
Deposits in escrow	(378)	320
Current assets — discontinued operations	(132)	117
Accounts payable	(1,170)	(2,076)
Accrued liabilities	25	1,281
Deferred revenue	(1,584)	(319)
Current liabilities — discontinued operations	(34)	(13)
Payments of self-insured liabilities	(458)	(640)
Income taxes payable / receivable	367	2,415
Changes in other non-current assets	1,213	(156)
Other non-current assets — discontinued operations	399	539
Other long-term liabilities	48	1,050
Other long-term liabilities — discontinued operations	—	(14)

Cash provided by operating activities	46,172	44,032
INVESTING ACTIVITIES:
Payments for securities	(818)	(216)
Proceeds on sales of securities	515	—
Payment for acquisition	(27,500)	—
Payments for new construction projects	(5,619)	(13,337)
Payments for purchases of property and equipment	(11,000)	(14,564)

Cash used in investing activities	(44,422)	(28,117)
FINANCING ACTIVITIES:
Payment of financing costs	(310)	(358)
Purchase of treasury stock	(2,803)	(6,989)
Issuance of shares for employee stock options	31	—
Repayment of revolving credit facility	—	(29,000)
Proceeds from issuance of new mortgage debt	12,250	14,000
Repayment of mortgage debt	(1,914)	(9,113)

Cash provided by (used in) financing activities	7,254	(31,460)

Increase (decrease) in cash and cash equivalents	9,004	(15,545)
Cash and cash equivalents, beginning of year	4,360	19,905

Cash and cash equivalents, end of year	$13,364	$4,360

Supplemental schedule of cash flow information:
Cash paid during the year for:
Interest	$7,285	$7,575
Income tax payments, net of refunds	3,459	2,884

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Three months ended
	December 31,	September 30,	December 31,
Continuing residences(1)	2010	2010	2009
Average Occupied Units by Payer Source
Private	5,495	5,492	5,450
Medicaid	106	123	298

Total	5,601	5,615	5,748

Occupancy Mix by Payer Source
Private	98.1%	97.8%	94.8%
Medicaid	1.9%	2.2%	5.2%

Percent of Revenue by Payer Source
Private	98.8%	98.7%	96.5%
Medicaid	1.2%	1.3%	3.5%

Average Revenue per Occupied Unit Day	$113.40	$113.29	$109.18

Occupancy Percentage(1)	62.1%	62.3%	63.5%

(1)	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the three months ended December 31, 2010, September 30, 2010 and December 31, 2009 we actively operated 9,016, 9,016 and 9,056 units, respectively.

	Three months ended
	December 31,	September 30,	December 31,
Same residence basis(1)	2010	2010	2009
Average Occupied Units by Payer Source
Private	5,455	5,460	5,432
Medicaid	106	123	270

Total	5,561	5,583	5,702

Occupancy Mix by Payer Source
Private	98.1%	97.8%	95.3%
Medicaid	1.9%	2.2%	4.7%

Percent of Revenue by Payer Source
Private	98.7%	98.7%	96.8%
Medicaid	1.3%	1.3%	3.2%

Average Revenue per Occupied Unit Day	$112.18	$112.43	$109.48

Occupancy Percentage	62.4%	62.6%	64.0%

(1)	Excludes quarterly impact of 25 completed expansion units and 76 re-opened renovated units.

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics

	Year ended
	December 31,	December 31,
Continuing residences(1)	2010	2009
Average Occupied Units by Payer Source
Private	5,483	5,393
Medicaid	151	408

Total	5,634	5,801

Occupancy Mix by Payer Source
Private	97.3%	93.0%
Medicaid	2.7%	7.0%

Percent of Revenue by Payer Source
Private	98.3%	95.3%
Medicaid	1.7%	4.7%

Average Revenue per Occupied Unit Day	$113.37	$108.02

Occupancy Percentage(1)	62.5%	64.2%

(1)	Depending on the timing of new additions and temporary closures of our residences, we may increase or reduce the number of units we actively operate. For the year ended December 31, 2010 and December 31, 2009 we actively operated 9,010 and 9,037 units, respectively.

	Year ended
	December 31,	December 31,
Same residence basis(1)	2010	2009
Average Occupied Units by Payer Source
Private	5,389	5,337
Medicaid	150	357

Total	5,539	5,694

Occupancy Mix by Payer Source
Private	97.3%	93.7%
Medicaid	2.7%	6.3%

Percent of Revenue by Payer Source
Private	98.2%	95.7%
Medicaid	1.8%	4.3%

Average Revenue per Occupied Unit Day	$112.81	$108.07

Occupancy Percentage	63.9%	65.7%

(1)	Excludes full year impact of 270 completed expansion units, 39 units temporarily closed for renovation and 76 re-opened renovated units.

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets (including goodwill) and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as Adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and Adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use Adjusted EBITDA and Adjusted EBITDAR as key performance indicators and Adjusted EBITDA and Adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe Adjusted EBITDA and Adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
We report specific line items separately, and exclude them from Adjusted EBITDA and Adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use Adjusted EBITDA and Adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use Adjusted EBITDA and Adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and Adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present Adjusted EBITDA and Adjusted EBITDAR on a consistent basis from period to period, thereby, allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information
The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDAR:

	Three months ended			Year ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2010	2009	2010	2010	2009
	(in thousands)
Net income (loss)	$5,408	$4,327	$4,567	$16,484	$(155)
Less: income (loss) from discontinued operations, net of tax	—	23	—	—	(957)
Add; provision for income taxes	3,109	2,722	2,599	9,449	7,343

Income from continuing operations before income taxes	$8,517	$7,026	$7,166	$25,933	$8,145
Add:
Depreciation and amortization	5,693	5,630	5,745	22,806	21,219
Interest expense, net	2,101	1,864	1,891	7,771	7,289
Non-cash equity based compensation	45	86	252	659	406
Loss due to property impairment	—	—	—	—	148
Loss (gain) on disposal of fixed assets	(55)	—	(36)	224	54
Write-down (gain on sale) of equity investments	(23)	—	—	2,003	—
Transaction expenses associated with property acquisition	110	—	18	128	—
Goodwill impairment	—	—	—	—	16,315

Adjusted EBITDA	$16,388	$14,606	$15,036	$59,524	$53,576
Add: Lease expense	4,491	5,068	5,161	19,846	20,044

Adjusted EBITDAR	$20,879	$19,674	$20,197	$79,370	$73,620

The following table sets forth the calculations of Adjusted EBITDA, Adjusted EBITDAR, Adjusted EBITDA before division realignment and Adjusted EBITDAR before division realignment as percentages of total revenue:

	Three months ended			Year ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2010	2009	2010	2010	2009
	(in thousands)
Revenues	$58,435	$57,737	$58,529	$233,128	$228,723

Adjusted EBITDA	$16,388	$14,606	$15,036	$59,524	$53,576

Adjusted EBITDAR	$20,879	$19,674	$20,197	$79,370	$73,620

Adjusted EBITDA as percent of total revenues	28.0%	25.3%	25.7%	25.5%	23.4%

Adjusted EBITDAR as percent of total revenues	35.7%	34.1%	34.5%	34.0%	32.2%

ASSISTED LIVING CONCEPTS, INC.
Reconciliation of Non-GAAP Measures
(unaudited)

	Three Months	Three Months
	Ended	Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2009	2010	2009
	(In thousands, except per share data)
Net income (loss)	$5,408	$4,327	$16,484	$(155)
Less: Gain (loss) from discontinued operations, net of tax	—	23	—	(957)

Income from continuing operations	5,408	4,304	16,484	802

Add non-recurring charges:
Write down/(gain on sale) of equity investments	(23)	—	2,003	—
Goodwill impairment	—	—	—	16,315
Loss due to property impairment	—	—	—	148
Loss on disposal of fixed assets related to expansion project	—	—	125	—
Division realignment expense	—	—	453	—
Transaction costs related to acquisition of properties	110		128
Less: Income tax benefits from non-recurring charges	31	—	989	1,675

Pro forma net income from continuing operations excluding non-recurring charges	$5,464	$4,304	$18,204	$15,590

Weighted average common shares:
Basic	11,500	11,606	11,540	11,755
Diluted	11,664	11,762	11,706	11,755

Per share data:
Basic earnings per common share
Net income (loss)	$0.47	$0.37	$1.43	$(0.01)
Less: loss from discontinued operations	—	—	—	(0.08)
Less: loss from non-recurring charges	(0.01)	—	(0.15)	(1.26)

Pro forma net income from continuing operations excluding non-recurring charges	$0.48	$0.37	$1.58	$1.33

Diluted earnings per common share
Net income (loss)	$0.46	$0.37	$1.41	$(0.01)
Less: loss from discontinued operations	—	—	—	(0.08)
Less: loss from non-recurring charges	(0.01)	—	(0.15)	(1.26)

Pro forma net income from continuing operations excluding non-recurring charges	$0.47	$0.37	$1.56	$1.33